UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 1, 2006

eFunds Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-31951	39-1506286
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

Gainey Center II, Suite 300, 8501 North Scottsdale Road, Scottsdale, Arizona		85253
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	480.629.7700

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) The Company is eliminating the position currently held by Kathleen Flanagan, it Chief Administration Officer and Executive Vice President, Strategic Change Management, effective December 31, 2006, and Ms. Flanagan will be leaving the further employ of the Company as of that date.

On December 1, 2006, Sheila A. Penrose informed the Nominating and Corporate Governance Committee of the Company’s Board of Directors that she does not intend to stand for re-election to the Board at the 2007 meeting of the Company’s stockholders.

(c) Nelson G. Eng was appointed as the Company’s President-U.S. on December 1, 2006. Mr. Eng served as group vice president and general manager, financial services sector for Seibel Systems, Inc. and Oracle Corporation from January 2005 until July 2006. Mr. Eng acted as managing director of global sales, financial services sector for Dell Inc. from August 2002 until he joined Seibel. Prior to this position, Mr. Eng acted as vice president, worldwide sales, financial services products for Vignette Corporation. Mr. Eng was employed for over 15 years by IBM corporation in a variety of positions, serving most recently as business unit executive, product sales, Northeast.

Mr. Eng received and option to purchase 60,000 shares of the Company’s common stock, at an exercise price of $25.41 per share, and an award of 10,000 restricted stock units in connection with the commencement of his employment. The terms and conditions of these awards are identical to those set forth in the Company’s standard employee option and restricted stock award agreements, copies of which were attached as Exhibits 10.6 and 10.9, respectively, to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2006.

The Company and Mr. Eng entered into a Transition Assistance Agreement (the "Transition Agreement"), effective as of December 1, 2006, which contains a severance provision providing for the continuation of his base salary for one year plus a second year of income continuation if the Company terminates his employment for reasons other than for cause. Cause is defined in the agreement to include, among other things, the executive engaging in illegal conduct, willful misconduct or other actions taken in bad faith that injure the Company, a failure by the executive to substantially perform his duties, the commission by the executive of an act of embezzlement or another act of dishonesty with respect to the Company or the executive being convicted of or pleading guilty to criminal misconduct constituting a felony or gross misdemeanor involving a breach of ethics or moral turpitude which reflects adversely on the Company. The executive is required to release any claims that the executive may have against the Company as a condition to receiving payments under the agreement. The executive is also required to refrain from competing with the Company while receiving any transition payments.

The Company and Mr. Eng have also entered into a Supplemental Transition Assistance Agreement ( the "Supplemental Agreement") pursuant to which the Company has agreed to provide Mr. Eng with a $24,000 relocation allowance and to cover his moving expense if the employment of Mr. Eng is terminated under circumstances constituting a qualifying termination under the Transition Agreement, a change in control of the Company should occur within 36 months of the date of grant of any equity awards made to him in 2007 (or within 36 months of his start date if he does not receive any awards in 2007) or if there should be a vacancy in the role of Chief Executive Officer during Mr. Eng’s tenure with the Company and such position is not offered to him. Mr. Eng must elect to receive the relocation benefits provided for under the Supplemental Agreement within 60 days of the occurrence of the event giving rise to his right to receive such benefits. To avail himself of the relocation payments, Mr. Eng must voluntarily resign from further employment with the Company if the triggering event relates to a change in control of the Company or a CEO transition. The amounts payable by the Company under the Supplemental Agreement would be reduced by any comparable amounts received by Mr. Eng from a subsequent employer.

(e) On December 4, 2007, the Company amended the Retention Agreement, dated as of November 3, 2004, with Paul F. Walsh related to his service as its Chairman and Chief Executive Officer to extend the initial term of that Agreement from November 3, 2007 until November 3, 2009, subject to additional one-year extensions unless either party gives the other six months advance notice that the term will not be extended. A corresponding amendment to Mr. Walsh’s Change in Control Agreement also extends the initial term of that Agreement to November 3, 2009 and provides for a five year employment period following any business combination. The amendments do not alter the amount of any severance benefits that could become payable to Mr. Walsh or the circumstances under which he could become entitled to such payments.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

eFunds Corporation

December 4, 2006	By:	/s/ Paul F. Walsh

Name: Paul F. Walsh
Title: Chairman and Chief Executive Officer